Exhibit (a)(59)

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
June 12, 2007		678.254.7442
		tad.hutcheson@airtran.com

Investor Contacts:
Jennifer Shotwell		Judy Graham-Weaver
Or Alan Miller		678.254.7448
Innisfree M&A Incorporated		judy.graham-weaver@airtran.com
212.750.5833

PROXY GOVERNANCE INC. IS FOURTH SHAREHOLDER ADVISORY FIRM TO RECOMMEND MIDWEST SHAREHOLDERS VOTE FOR AIRTRAN NOMINEES

ORLANDO, Fla. (June 12, 2007) — AirTran Holdings, Inc. (NYSE: AAI) today announced that PROXY Governance, Inc. has recommended that shareholders of Midwest Air Group, Inc. (Amex: MEH) vote to elect AirTran’s three nominees to the Midwest Board of Directors at the annual meeting of shareholders to be held on June 14, 2007. Proxy Governance joins Institutional Shareholder Services (ISS), Glass Lewis & Co., and CtW Investment Group in recommending that Midwest shareholders vote in favor of AirTran nominees.

“All the leading shareholder advisory firms have now recommended that shareholders use the BLUE card to elect AirTran’s nominees to the Midwest Board,” said Joe Leonard, AirTran’s chairman and chief executive officer. “We believe the unanimous support of these independent corporate governance experts serves as irrefutable testimony that it is in the best interests of Midwest shareholders to enter into negotiations with AirTran to bring about a merger as quickly as possible. This is what the owners of Midwest want and this is what we are hopeful a newly constituted board with fresh, independent thinking will deliver.”

In its report, PROXY Governance Inc. said:

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“At a minimum, we believe, at the very least, that the board should engage in discussions with AirTran. The majority of shareholders have already indicated support for this transaction by tendering to the AirTran offer.”

•	“Given the logical and detailed proposal by AirTran, it is hard to deny the strategic cost savings and synergy benefits of a merger.”

•	“…Midwest has failed to consider AirTran’s long-term growth and how it would compliment Midwest.”

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“Overall, we are troubled by the board’s failure to recognize strong shareholder interest in the AirTran offer and in discussions with AirTran. We also note that AirTran’s nominees are independent from AirTran and provide extensive experience in the industry and corporate governance.”

“Unfortunately, Midwest’s management and current Board of Directors continue to fail to listen to the company’s true owners, the shareholders. Instead, Midwest’s management and board have persisted in their advocacy of the company’s ‘go-it-alone’ strategy, which is based on unrealistic projections and questionable financial analysis. Midwest shareholders have made it clear that they do not find the ‘go-it-alone’ plan to be feasible or desirable. On the contrary, we believe shareholders see that, as part of a combined AirTran-Midwest, the airline will be much better positioned to compete in the increasingly competitive airline industry and generate value for shareholders, employees and Midwest’s communities. We believe the AirTran nominees will inject the independence and rationale thinking necessary to fairly evaluate these factors,” Mr. Leonard added.

“We urge Midwest shareholders to protect the value of their investment and vote for John Albertine, Jeffrey Erickson and Charles Kalmbach on the BLUE proxy card,” concluded Mr. Leonard.

Midwest shareholders who need assistance in voting their shares may call Innisfree M&A Incorporated, AirTran’s proxy solicitor, toll-free at 877-456-3422. (Banks and Brokers may call collect at 212-750-5833).

About AirTran Airways

AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with more than 8,600 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

Financial and Legal Information

This document relates, in part, to the offer (the “Offer”) by AirTran Holdings, Inc., (“AirTran”) through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), (collectively the “Rights” and together, the “Midwest Shares”), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

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The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on August 10, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran also has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the “Prospectus”), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

AirTran has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest. AirTran has filed a definitive proxy statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest (the “Proxy Statement”). Investors and security holders are urged to read the Registration Statement and the Proxy Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO and the Proxy Statement and amendments and supplements to such respective documents at http://www.sec.gov. The Registration Statement, the Schedule TO and the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson And Charles Kalmbach are participants in the solicitation of proxies from the shareholders of Midwest. Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the proxy statement for AirTran’s 2007 annual meeting of shareholders.

Information about the directors and officers of Galena and the three nominees is set forth in the Proxy Statement, which has been mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement.

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